Exhibit 99.1
CERTAIN LITIGATION MATTERS AND RECENT DEVELOPMENTS
As described in Note 11, Contingencies of this Form 10-Q, there are legal proceedings covering a wide range of matters pending or threatened in various U.S. and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, and their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors. Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud or RICO violations, and (v) other tobacco-related litigation.
The following lists certain of the pending claims included in these categories and certain other pending claims. Certain developments in these cases since March 10, 2007 are also described.
SMOKING AND HEALTH LITIGATION
The following lists the consolidated individual smoking and health cases as well as smoking and health class actions pending against PM USA and, in some cases, ALG and/or its other subsidiaries and affiliates, including PMI, as of May 1, 2007, and describes certain developments in these cases since March 10, 2007.
Consolidated Individual Smoking and Health Cases
In re: Tobacco Litigation (Individual Personal Injury cases), Circuit Court, Ohio County, West Virginia, consolidated January 11, 2000. In West Virginia, all smoking and health cases in state court alleging personal injury have been transferred to the State’s Mass Litigation Panel. The transferred cases include individual cases and putative class actions. All individual cases filed in or transferred to the court by September 13, 2000 were consolidated for pretrial proceedings and trial. Currently, the aggregated claims of 928 individuals (of which 575 individuals have claims against PM USA) are pending. In December 2005, the West Virginia Supreme Court of Appeals ruled that the United States Constitution does not preclude a trial in two phases in this case. Issues related to defendants’ conduct, plaintiffs’ entitlement to punitive damages and a punitive damages multiplier, if any, would be determined in the first phase. The second phase would consist of individual trials to determine liability, if any, and compensatory damages. Defendants have moved to vacate the trial court’s trial plan based on the United States Supreme Court’s decision in Williams v. Philip Morris. Trial for the first phase has been scheduled for March 2008.
Flight Attendant Litigation
The settlement agreement entered into in 1997 in the case of Broin, et al. v. Philip Morris Companies Inc., et al., which was brought by flight attendants seeking damages for personal injuries allegedly caused by environmental tobacco smoke, allows members of the Broin class to file individual lawsuits seeking compensatory damages, but prohibits them from seeking punitive damages. In October 2000, the trial court ruled that the flight attendants will not be required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages, if any, other than establishing that the plaintiffs’ alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of compensatory damages to be awarded. Defendants’ initial appeal of this ruling was dismissed as premature. Defendants appealed the October 2000 rulings in connection with their appeal of the

Exhibit 99.1
adverse jury verdict in the French case. In December 2004, the Florida Third District Court of Appeal affirmed the judgment awarding plaintiff in the French case $500,000, and directed the trial court to hold defendants jointly and severally liable. Defendants’ motion for rehearing was denied in April 2005. In December 2005, after exhausting all appeals, PM USA paid $328,759 (including interest of $78,259) as its share of the judgment amount and interest in French; the issue of attorneys’ fees is being litigated and so the extent to which defendants are obligated for such fees, if at all, remains to be determined. As of May 1, 2007, 2,623 cases were pending in the Circuit Court of Dade County, Florida against PM USA and three other cigarette manufacturers, and to date, no cases are scheduled for trial through the end of 2007.
Domestic Class Actions
Engle, et al. v. R.J. Reynolds Tobacco Co., et al., Circuit Court, Eleventh Judicial Circuit, Dade County, Florida, filed May 5, 1994. See Note 11, Contingencies, for a discussion of this case.
Scott, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed May 24, 1996. See Note 11, Contingencies, for a discussion of this case.
Young, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed November 12, 1997.
Parsons, et al. v. A C & S, Inc., et al., Circuit Court, Kanawha County, West Virginia, filed February 27, 1998.
Cleary, et al. v. Philip Morris Incorporated, et al., Circuit Court, Cook County, Illinois, filed June 3, 1998. In April 2006, defendants’ motion to dismiss a nuisance claim was granted. In July 2006, plaintiffs filed a motion for class certification.
Cypret, et al. v. The American Tobacco Company, et al., Circuit Court, Jackson County, Missouri, filed December 22, 1998.
Simms, et al. v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed May 23, 2001. In May 2004, plaintiffs filed a motion for reconsideration of the court’s 2003 ruling that denied their motion for class certification. In September 2004, plaintiffs renewed their motion for reconsideration. This motion was denied by the court in December 2006.
Lowe, et al. v. Philip Morris Incorporated, et al., Circuit Court, Multnomah County, Oregon, filed November 19, 2001. In September 2003, the court granted defendants’ motion to dismiss the complaint, and plaintiffs appealed. In September 2006, the Oregon Court of Appeals affirmed the final judgment in favor of the defendants. In December 2006, plaintiffs filed a petition for review with the Oregon Supreme Court. The Oregon Supreme Court granted plaintiffs’ petition for review on March 20, 2007.
Caronia, et al. v. Philip Morris USA, Inc., United States District Court, Eastern District of New York, filed January 13, 2006. See Note 11, Contingencies, for a discussion of this case.
Donovan, et al. v. Philip Morris, United States District Court, District of Massachusetts, filed March 2, 2007. See Note 11, Contingencies, for a discussion of this case.
Espinosa, et al. v. Philip Morris USA, Inc. et al., United States District Court, Northern District of Illinois, filed December 6, 2006. See Note 11, Contingencies, for a discussion of this case.

Exhibit 99.1
International Class Actions
The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of São Paulo, Brazil, filed July 25, 1995. See Note 11, Contingencies, for a discussion of this case.
Sasson, et al. v. Philip Morris International Inc., et al., District Court, Tel Aviv, Israel, filed July 11, 2005. Plaintiffs’ motion for class certification is pending. Defendants’ appeal of the trial court’s denial of defendants’ motion to dismiss the case on statute of limitations grounds is pending.
HEALTH CARE COST RECOVERY LITIGATION
The following lists the health care cost recovery actions pending against PM USA and, in some cases, ALG and/or its other subsidiaries and affiliates as of May 1, 2007 and describes certain developments in these cases since March 10, 2007. As discussed in Note 11, Contingencies, in 1998, PM USA and certain other United States tobacco product manufacturers entered into a Master Settlement Agreement (the “MSA”) settling the health care cost recovery claims of 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas. Settlement agreements settling similar claims had previously been entered into with the states of Mississippi, Florida, Texas and Minnesota. PM USA believes that the claims in the city/county, taxpayer and certain of the other health care cost recovery actions listed below are released in whole or in part by the MSA or that recovery in any such actions should be subject to the offset provisions of the MSA.
City of St. Louis Case
City of St. Louis, et al. v. American Tobacco, et al., Circuit Court, City of St. Louis, Missouri, filed November 23, 1998. In November 2001, the court granted in part and denied in part defendants’ motion to dismiss and dismissed three of plaintiffs’ 11 claims. In June 2005, the court granted in part defendants’ motion for summary judgment limiting plaintiffs’ claims for past compensatory damages to those that accrued after November 16, 1993, five years prior to the filing of the suit. The case remains pending without a trial date.
Department of Justice Case
The United States of America v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed September 22, 1999. See Note 11, Contingencies, for a discussion of this case.
International Cases
Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998. Defendants’ motion to dismiss the case has been denied by the district court. In June 2004, defendants filed a motion with the Israel Supreme Court for leave to appeal. The appeal was heard by the Supreme Court in March 2005, and the parties are awaiting the court’s decision.
The Caisse Primaire d’Assurance Maladie of Saint-Nazaire v. SEITA, et al., Civil Court of Saint-Nazaire, France, filed June 1999. In September 2003, the court dismissed the case. Plaintiff appealed and the Court of Appeal upheld the dismissal in December 2006. Plaintiff has appealed further to the Court of Cassation (Supreme Court).
In re: Tobacco/Governmental Health Care Costs Litigation (MDL No. 1279), United States District Court, District of Columbia, consolidated June 1999. In June 1999, the United States Judicial Panel on Multidistrict Litigation transferred foreign government health care cost recovery actions brought by Nicaragua, Venezuela, and Thailand to the District of Columbia for coordinated pretrial proceedings with two such actions brought by Bolivia and Guatemala already pending in that court. Subsequently, the resulting proceeding has also included

Exhibit 99.1
filed cases brought by the following foreign governments: Ukraine; the Brazilian States of Espirito Santo, Goias, Mato Grosso do Sul, Para, Parana, Pernambuco, Piaui, Rondonia, São Paulo and Tocantins; Panama; the Province of Ontario, Canada; Ecuador; the Russian Federation; Honduras; Tajikistan; Belize; the Kyrgyz Republic; and 11 Brazilian cities. The cases brought by Thailand and the Kyrgyz Republic were voluntarily dismissed. The complaints filed by Guatemala, Nicaragua, Ukraine and the Province of Ontario have been dismissed, and the dismissals are now final. The district court remanded the cases brought by Belize, Ecuador, Honduras, the Russian Federation, Tajikistan, Venezuela, nine Brazilian states and the 11 Brazilian cities to Florida state courts and remanded the cases brought by one Brazilian state and Panama to Louisiana state court. Subsequent to remand, the Ecuador case was voluntarily dismissed. In November 2001, the Venezuela and Espirito Santo actions were dismissed, and Venezuela appealed. In September 2002, a Florida intermediate appellate court affirmed the ruling dismissing the case brought by Venezuela. In June 2003, the Florida Supreme Court denied Venezuela’s petition for further review. In August 2003, the trial court granted defendants’ motions to dismiss the cases brought by Tajikistan and one Brazilian state, and plaintiffs in the other 21 cases then pending in Florida voluntarily dismissed their claims without prejudice. In December 2004, the parties in the case brought by Bolivia filed a stipulation of dismissal without prejudice. In March 2005, the trial court in Louisiana dismissed the cases brought by Panama and one Brazilian state without prejudice on the basis of forum non conveniens. Plaintiffs refiled their complaints in state court in Delaware and dropped an appeal of the Louisiana dismissal, and in June 2006, the Delaware Superior Court dismissed the Panama and São Paulo cases for failure to state a claim. Plaintiffs appealed and in February 2007, the Delaware Supreme Court affirmed the dismissals of both cases.
Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001. In June 2003, the trial court granted defendants’ motion to dismiss the case, and plaintiff appealed. In May 2004, the appellate court reversed the trial court’s decision. Defendants appealed. In September 2005, the Supreme Court of Canada ruled that the legislation permitting the lawsuit is constitutional, and, as a result, the case will proceed before the trial court. On September 15, 2006, the British Columbia Court of Appeal rejected PMI and PM USA’s motions seeking dismissal from the case on jurisdictional grounds. In April 2007, the Supreme Court of Canada denied PMI’s and PM USA’s motion seeking leave to appeal.
Junta de Andalucia, et al. v. Philip Morris Spain, et al., Court of First Instance, Madrid, Spain, filed February 21, 2002. In May 2004, the Court of First Instance dismissed the case, and plaintiffs appealed. In January 2006, the High Court of Appeal of Madrid dismissed plaintiffs’ appeal. In July 2006, the Junta filed a claim with the Contentious Administrative Court challenging the rejection of the Junta’s formal request for reimbursement of health care costs of treating smokers. The Junta alleges that the Spanish tobacco companies, including PMI Spain, are jointly liable for the health care costs. Although it has not yet been served in this action, Philip Morris Spain entered its appearance in February 2007.
The Republic of Panama v. The American Tobacco Company, Inc., Superior Court, New Castle County, Delaware, filed July 21, 2005, following forum non conveniens dismissal in Louisiana. In June 2006, the court granted defendants’ motion to dismiss for failure to state a claim. In February 2007, the Delaware Supreme Court affirmed the dismissal of the case.
The State of São Paulo of the Federative Republic of Brazil v. The American Tobacco Company, et al., Superior Court, New Castle County, Delaware, filed July 21, 2005, following forum non conveniens dismissal in Louisiana. In June 2006, the court granted defendants’ motion to dismiss for failure to state a claim. In February 2007, the Delaware Supreme Court affirmed the dismissal of the case.
Public Civil Actions
Associacao dos Consumidores Explorados do Distrito Federal v. Philip Morris Brasil Industria e Comercio Ltda., State Court of Brasilia, filed April 14, 2006. Plaintiff seeks a ban on the production and sale of cigarettes on the grounds that they are harmful to health. Plaintiff’s complaint also requests a fine amounting to

Exhibit 99.1
approximately $500,000 per day be imposed should the ban be granted and defendant continues to produce or sell cigarettes. Defendant filed a response to the complaint in June 2006.
Associacao dos Consumidores Explorados do Distrito Federal v. Sampoerna Tabacos America Latina Ltda., filed April 14, 2006. Plaintiff seeks a ban on the production and sale of cigarettes on the grounds that they are harmful to health. Plaintiff’s complaint also requests a fine amounting to approximately $500,000 per day be imposed should the ban be granted and defendant continues to produce or sell cigarettes. Defendant filed a response to the complaint in June 2006.
Morales v. Philip Morris Colombia S.A. and Colombian Government, Administrative Court of Bogotá, filed February 2, 2007. Plaintiff alleges that Philip Morris Colombia violated the collective right to a healthy environment, public health rights, and the rights of consumers, and that the government failed to protect those rights. Plaintiff seeks various monetary damages and other relief, including a ban on descriptors and a ban on cigarette advertising. Philip Morris Colombia filed its answer to the complaint in March 2007.
Garrido v. Philip Morris Colombia S.A., Civil Court of Bogotá, filed March 30, 2007. Plaintiff seeks various forms of injunctive relief, including the ban of the use of “lights” descriptors, and requests that Philip Morris Colombia be ordered to finance a national campaign against smoking. Philip Morris Colombia filed its answer in April 2007.
Garrido v. Coltabaco (Garrido II), Civil Court of Bogotá, filed March 2007. Plaintiff seeks various forms of injunctive relief, including the ban of the use of “lights” descriptors, and requests that Coltabaco be ordered to finance a national campaign against smoking. Coltabaco filed its answer in April 2007.
Medicare Secondary Payer Act Cases
Glover, et al. v. Philip Morris Incorporated, et al., United States District Court, Middle District, Florida, filed May 26, 2004. In July 2005, the court granted defendants’ motion to dismiss with prejudice all of plaintiffs’ claims, and plaintiffs appealed. In August 2006, a federal appeals court affirmed the trial court’s dismissal of plaintiffs’ claims. In September 2006, plaintiffs filed a petition for rehearing en banc with the United States Court of Appeals for the Eleventh Circuit. This petition was rejected in November 2006.
United Seniors Association v. Philip Morris, et al., District of Massachusetts, filed August 4, 2005. In August 2006, the trial court granted defendants’ motion to dismiss plaintiff’s complaint. In September 2006, plaintiff appealed to the United States Court of Appeals for the First Circuit.
LIGHTS/ULTRA LIGHTS CASES
The following lists the Lights/Ultra Lights cases pending against ALG and/or its various subsidiaries and others as of May 1, 2007, and describes certain developments since March 10, 2007.
Aspinall, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Superior Court, Suffolk County, Massachusetts, filed November 24, 1998. In October 2001, the court granted plaintiffs’ motion for class certification, and defendants appealed. In May 2003, the single Justice sitting on behalf of the Massachusetts Court of Appeals decertified the class. In August 2004, Massachusetts’ highest court affirmed the trial court’s ruling and reinstated the class certification order. In April 2006, plaintiffs filed a motion to have the court redefine the class. In August 2006, the trial court denied PM USA’s motion for summary judgment based on the state consumer protection statutory exemption and federal preemption. On motion of the parties, the trial court reported its decision to deny summary judgment to the appeals court for review, and the trial court proceedings are stayed pending completion of the appellate review. Motions for direct appellate review by the Massachusetts Supreme Judicial Court were granted in April 2007.

Exhibit 99.1
McClure, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Circuit Court, Davidson County, Tennessee, filed January 19, 1999. Plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Tennessee is pending. In June 2006, PM USA filed a motion to dismiss on federal preemption and consumer protection statutory exemption grounds.
Price, et al. v. Philip Morris Incorporated, Circuit Court, Madison County, Illinois, filed February 10, 2000. See Note 11, Contingencies, for a discussion of this case.
Craft, et al. v. Philip Morris Companies Inc., et al., Circuit Court, City of St. Louis, Missouri, filed February 15, 2000. In December 2003, the trial court granted plaintiffs’ motion for class certification. In September 2004, the court granted in part and denied in part PM USA’s motion for reconsideration. In August 2005, the Missouri Court of Appeals affirmed the trial court’s class certification order. In September 2005, the case was removed to federal court. In March 2006, the federal trial court granted plaintiffs’ motion and remanded the case to the Circuit Court, City of St. Louis. In May 2006, the Missouri Supreme Court declined to review the trial court’s class certification decision. A status conference is scheduled for June 30, 2007 in the trial court.
Hines, et al. v. Philip Morris Companies Inc., et al., Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida, filed February 23, 2001. In February 2002, the court granted plaintiffs’ motion for class certification, and defendants appealed. In December 2003, a Florida District Court of Appeal decertified the class. In March 2004, plaintiffs filed a motion for rehearing, en banc review or certification to the Florida Supreme Court. In December 2004, the Florida Supreme Court stayed further proceedings pending the resolution of the Engle case discussed in Note 11, Contingencies. In January 2007, the Florida Supreme Court lifted the stay, but did not issue a decision on whether it will take jurisdiction of plaintiffs’ appeal.
Moore, et al. v. Philip Morris Incorporated, et al., Circuit Court, Marshall County, West Virginia, filed September 17, 2001.
Curtis, et al. v. Philip Morris Companies Inc., et al., United States District Court, Minnesota, filed November 28, 2001. In January 2004, the Fourth Judicial District Court, Hennepin County denied plaintiffs’ motion for class certification and defendants’ motions for summary judgment. In November 2004, the trial court granted plaintiffs’ motion for reconsideration and ordered the certification of a class. In April 2005, the Minnesota Supreme Court denied defendants’ petition for interlocutory review. In September 2005, the case was removed to federal court. In February 2006, the federal court denied plaintiffs’ motion to remand the case to state court. The case has been stayed pending the outcome of Dahl v. R. J. Reynolds Tobacco Co., which was argued before the United States Court of Appeals for the Eighth Circuit in December 2006. In February 2007, the United States Court of Appeals for the Eighth Circuit issued its ruling in Dahl, and reversed the federal district court’s denial of plaintiff’s motion to remand that case to the state trial court. Curtis continues to be stayed pending an appeal in the Minnesota state court in Dahl of the dismissal of that Lights class action on preemption grounds.
Tremblay, et al. v. Philip Morris Incorporated, Superior Court, Rockingham County, New Hampshire, filed March 29, 2002. The case has been consolidated with another Lights/Ultra Lights case and has been informally stayed.
Pearson v. Philip Morris Incorporated, et al., Circuit Court, Multnomah County, Oregon, filed November 20, 2002. In October 2005, plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Oregon was denied. In addition, PM USA’s motion for summary judgment with respect to reliance “from the time that plaintiff learned of the alleged fraud and continued to purchase Lights” cigarettes was granted. In November 2005, plaintiffs filed a motion with the trial court to have its order denying class certification certified for interlocutory appellate review. In March 2006, plaintiffs petitioned the Oregon Court of Appeals to review the trial court’s order denying plaintiffs’ motion for class certification. In October 2006, the Oregon

Exhibit 99.1
Court of Appeals denied plaintiffs’ petition for review. Plaintiffs did not file a petition for review of the denial of the class certification decision by the Oregon Supreme Court by the deadline for doing so. In February 2007, PM USA filed a motion for summary judgment based on federal preemption and the Oregon statutory exemption.
Sullivan v. Philip Morris USA, Inc., et al., United States District Court, Western District, Louisiana, filed March 28, 2003. In August 2005, the court granted in part the motion for summary judgment filed by PM USA by dismissing plaintiffs’ claims asserted under the Louisiana Unfair Trade and Consumer Protection Act. In December 2005, the court denied PM USA’s motion for reconsideration of the portion of the ruling denying its motion for summary judgment but certified the issue for interlocutory appeal. In February 2007, the United States Court of Appeals for the Fifth Circuit reversed that portion of the district court’s ruling denying summary judgment and remanded with directions to enter judgment dismissing all claims. On March 22, 2007, the federal district court entered final judgment in favor of defendants and dismissed the case with prejudice.
Virden v. Altria Group, Inc., et al., Circuit Court, Hancock County, West Virginia, filed March 28, 2003.
Stern, et al. v. Philip Morris USA, Inc. et al., Superior Court, Middlesex County, New Jersey, filed April 4, 2003. In March 2006, the court granted PM USA’s motion to strike plaintiffs’ class certification motion, and plaintiffs filed a motion for reconsideration.
Arnold, et al. v. Philip Morris USA Inc., Circuit Court, Madison County, Illinois, filed May 5, 2003.
Watson, et al. v. Altria Group, Inc., et al., United States District Court, Eastern District, Arkansas, filed May 29, 2003. In January 2006, the court stayed all activity in the case pending the resolution of plaintiffs’ petition for writ of certiorari filed with the United States Supreme Court. On January 12, 2007 the United States Supreme Court granted the plaintiffs’ petition for writ of certiorari and on April 25, 2007 heard oral arguments.
Holmes, et al. v. Philip Morris USA Inc., et al., Superior Court, New Castle County, Delaware, filed August 18, 2003. In June 2006, PM USA filed a motion for summary judgment on preemption and consumer protection statutory exemption grounds.
El-Roy, et al. v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004. Plaintiffs’ motion for class certification is pending.
Davies v. Philip Morris USA Inc., et al., Superior Court, King County, Washington, filed April 8, 2004. In May 2006, plaintiffs’ motion for class certification on behalf of all purchasers of Marlboro Lights in Washington was denied. In September 2006, a Commissioner of the Court of Appeals of Washington denied plaintiffs’ appeal of the trial court’s denial of the class certification motion. On October 17, 2006, plaintiffs sought review of the class certification decision by the full Court of Appeals. In December 2006, a three-judge panel of the Court of Appeals of Washington denied plaintiffs’ motion for review of the class certification decision. In January 2007, plaintiffs filed a request for discretionary review with the Washington Supreme Court. On March 2, 2007, the Washington Supreme Court denied plaintiffs’ motion for review. On April 2, 2007, plaintiffs asked the Washington Supreme Court to modify its ruling denying plaintiffs’ motion for discretionary review.
Schwab, et al. v. Philip Morris USA Inc., et al., United States District Court, Eastern District of New York, filed May 11, 2004. See Note 11, Contingencies, for a discussion of this case.
Navon, et al. v. Philip Morris Products USA, et al., District Court of Tel-Aviv/Jaffa, Israel, filed December 5, 2004. This case has been stayed pending the resolution of class certification issues in El-Roy v. Philip Morris Incorporated, et al.
Miner, et al. v. Altria Group, Inc., et al., United States District Court, Western District, Arkansas, filed December 29, 2004. In December 2005, plaintiffs moved for certification of a class composed of individuals

Exhibit 99.1
who purchased Marlboro Lights or Cambridge Lights brands in Arizona, California, Colorado and Michigan. In December 2005, defendants filed a motion to stay plaintiffs’ motion for class certification pending PM USA’s motion to transfer the case to the United States Court for the Eastern District of Arkansas. This motion to transfer was granted in January 2006. PM USA’s motion for summary judgment is pending. After the motion was filed, plaintiffs moved to voluntarily dismiss the case without prejudice, which PM USA opposed. The court then stayed the action pending the United States Supreme Court’s ruling on plaintiffs’ petition for writ of certiorari in Watson. The United States Supreme Court granted the plaintiffs’ petition for certiorari in Watson in January 2007.
Mulford, et al. v. Altria Group, Inc., et al., United States District Court, New Mexico, filed June 9, 2005. On March 16, 2007, the federal district court granted in part PM USA’s motion for summary judgment, ruling that plaintiffs’ claims of fraudulent concealment, failure to warn and warning neutralization are expressly preempted by the Federal Cigarette Labeling and Advertising Act. The court otherwise denied PM USA’s motion for summary judgment on express preemption under the Federal Cigarette Labeling and Advertising Act, implied federal preemption and the statutory exemption from liability under the New Mexico Unfair Practices Act, with respect to plaintiffs’ claims that PM USA made false statements about lights cigarettes on its packages. On March 30, 2007, PM USA filed a motion for reconsideration of the part of the court’s order denying PM USA’s motion for summary judgment. On March 22, 2007, the federal district court denied plaintiffs’ amended motion for class certification.
Benedict, et al. v. Altria Group, Inc., et al., United States District Court, Kansas, filed June 27, 2005. On March 30, 2007, the federal district court denied plaintiffs’ motion for class certification.
Good, et al. v. Altria Group, Inc., et al., United States District Court, Maine, filed August 15, 2005. In May 2006, the federal trial court granted PM USA’s motion for summary judgment on the grounds that plaintiffs’ claims are preempted by the Federal Cigarette Labeling and Advertising Act and dismissed the case. In June 2006, plaintiffs appealed to the United States Court of Appeals for the First Circuit. Oral arguments were heard on this appeal on January 9, 2007.
CERTAIN OTHER TOBACCO-RELATED ACTIONS
The following lists certain other tobacco-related litigation pending against ALG and/or its various subsidiaries and others as of May 1, 2007, and describes certain developments since March 10, 2007.
Tobacco Price Cases
Smith, et al. v. Philip Morris Companies Inc., et al., District Court, Seward County, Kansas, filed February 9, 2000. In November 2001, the court granted plaintiffs’ motion for class certification.
Romero, et al. v. Philip Morris Companies Inc., et al., First Judicial District Court, Rio Arriba County, New Mexico, filed April 10, 2000. Plaintiffs’ motion for class certification was granted in April 2003. In February 2005, the New Mexico Court of Appeals affirmed the class certification decision. In June 2006, defendants’ motion for summary judgment was granted and the case was dismissed. In July 2006, plaintiffs appealed the trial court’s grant of summary judgment.
Wholesale Leaders Cases
Smith Wholesale Company, Inc., et al., v. Philip Morris USA Inc., United States District Court, Eastern District, Tennessee, filed July 10, 2003. See Note 11, Contingencies, for a discussion of this case.

Exhibit 99.1
Cases Under the California Business and Professions Code
Brown, et al. v. The American Tobacco Company, Inc., et al., Superior Court, San Diego County, California, filed June 10, 1997. In April 2001, the court granted in part plaintiffs’ motion for class certification and certified a class comprised of residents of California who smoked at least one of defendants’ cigarettes between June 1993 and April 2001 and who were exposed to defendants’ marketing and advertising activities in California. Certification was granted as to plaintiffs’ claims that defendants violated California Business and Professions Code Sections 17200 and 17500 pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class period and injunctive relief barring activities allegedly in violation of the Business and Professions Code. In September 2004, the trial court granted defendants’ motion for summary judgment as to plaintiffs’ claims attacking defendants’ cigarette advertising and promotion and denied defendants’ motion for summary judgment on plaintiffs’ claims based on allegedly false affirmative statements. Plaintiffs’ motion for rehearing was denied. In November 2004, defendants filed a motion to decertify the class based on a recent change in California law, which, in two July 2006 opinions, the California Supreme Court ruled applicable to pending cases. In March 2005, the court granted defendants’ motion. In April 2005, the court denied plaintiffs’ motion for reconsideration of the order that decertified the class. In May 2005, plaintiffs appealed. In September 2006, the California Court of Appeal, Fourth Appellate District, affirmed the trial court’s order decertifying the class. In November 2006, the California Supreme Court accepted review of the appellate court’s decision.
Daniels, et al. v. Philip Morris Companies Inc., et al., Superior Court, San Diego County, California, filed April 2, 1998. In November 2000, the court granted the plaintiffs’ motion for class certification on behalf of minor California residents who smoked at least one cigarette between April 1994 and December 1999. Certification was granted as to plaintiffs’ claims that defendants violated California Business and Professions Code Section 17200 pursuant to which plaintiffs allege that class members are entitled to reimbursements of the costs of cigarettes purchased during the class period and injunctive relief barring activities allegedly in violation of the Business and Professions Code. In September 2002, the court granted defendants’ motions for summary judgment as to all claims in the case, and plaintiffs appealed. In October 2004, the California Fourth District Court of Appeal affirmed the trial court’s ruling. In February 2005, the California Supreme Court agreed to hear plaintiffs’ appeal.
Gurevitch, et al. v. Philip Morris USA Inc., et al., Superior Court, Los Angeles County, California, filed May 20, 2004. See Note 11, Contingencies, for a discussion of this case.
Reynolds v. Philip Morris USA Inc., United States District Court, Southern District, California, filed September 20, 2005. In September 2005, a California consumer sued PM USA in a purported class action, alleging that PM USA violated certain California consumer protection laws in connection with alleged expiration of Marlboro Miles’ proofs of purchase, which could be used in accordance with the terms and conditions of certain time-limited promotions to acquire merchandise from Marlboro catalogues. PM USA’s motion to dismiss the case was denied in March 2006. In September 2006, PM USA filed a motion for summary judgment as to plaintiff’s claims for breach of the implied covenant of good faith and fair dealing. In October 2006, PM USA filed a second summary judgment motion seeking dismissal of plaintiff’s claims under certain California consumer protection statutes. Both of these motions are pending.
MSA-Related Cases
In the following case in which PM USA is a defendant, plaintiffs have challenged the validity of legislation implementing the MSA.
Sanders, et al. v. Philip Morris USA, Inc., et al., United States District Court, Northern District, California, filed June 9, 2004. Defendants’ motion to dismiss the case was granted in March 2005. Plaintiffs have appealed.

Exhibit 99.1
As discussed further in Note 11, Contingencies, there are other cases in a number of states in which plaintiffs have challenged the MSA and/or legislation implementing it, but PM USA is not a defendant in these cases.
Non-Participating Manufacturer Adjustment Proceedings
See Note 11, Contingencies, for a description of these proceedings.
Public Ban Cost Recovery Action
Municipality of Haifa v. Dubek Ltd., et al., District Court of Haifa, Israel, filed March 28, 2004. This case is pending against Menache H. Eliachar Ltd., which is an indemnitee of a subsidiary of PMI. The Municipality of Haifa seeks to recover the costs it incurred enforcing a public ban on smoking. The case was dismissed by the District Court of Haifa, and the plaintiff has appealed to the Israeli Supreme Court.